Filed Pursuant to Rule 424(b)(2)
                                                 Registration Nos. 333-126348
                                                                   333-126348-01
                                                                   333-126348-02
                                                                   333-126348-03

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATE TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT ARE NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 10, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT                       RATINGS:

(TO PROSPECTUS DATED JULY 19, 2005)                     STANDARD & POOR'S:
                                                        "AAA"
                                                        MOODY'S: "AAA"
                                                        (SEE "RATINGS" HEREIN)

                                  $100,000,000

                              (ALABAMA POWER LOGO)

        SERIES EE      % SENIOR INSURED QUARTERLY NOTES (IQ NOTES(SM)*)
                              DUE JANUARY 15, 2036
                          ---------------------------
     The Series EE Senior Notes bear interest at the rate of    % per year.
Interest on the Series EE Senior Notes is payable quarterly on January 15, April 15, July 15 and October 15 of each year, beginning April 15, 2006. The Series EE Senior Notes will mature on January 15, 2036. The Series EE Senior Notes are redeemable by Alabama Power Company on or after January 15, 2011. Alabama Power Company will also redeem the Series EE Senior Notes, subject to some limitations, at the option of the representative of any deceased beneficial owner of the Series EE Senior Notes on or after January 15, 2011. The Series EE Senior Notes do not have the benefit of any sinking fund.

     The Series EE Senior Notes are unsecured and rank equally with all of Alabama Power Company's other unsecured indebtedness and will be effectively subordinated to all secured debt of Alabama Power Company. The Series EE Senior Notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

     Payments of principal and interest on the Series EE Senior Notes when due will be insured by a financial guarantee insurance policy to be issued by XL Capital Assurance Inc.

                          (XL CAPITAL ASSURANCE LOGO)

     The underwriters propose to offer the Series EE Senior Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriters have agreed to purchase
the Series EE Senior Notes from Alabama Power Company at   % of their principal
amount ($          aggregate proceeds to Alabama Power Company before expenses), subject to the terms and conditions in the Underwriting Agreement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     See "Risk Factors" on page S-3 for a description of certain risks associated with investing in the Series EE Senior Notes.

     It is expected that the Series EE Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about
January   , 2006.
---------------

* IQ Notes is a service mark of Edward D. Jones & Co., L.P.
                          ---------------------------

                               [EDWARDJONES LOGO]
                          ---------------------------
          The date of this Prospectus Supplement is January   , 2006.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus Supplement, any free writing prospectuses, as defined in Rule 405 and filed pursuant to Rule 433 of the Securities Act of 1933, as amended, or the accompanying Prospectus. You must not rely on any unauthorized information or representations. This Prospectus Supplement, any free writing prospectuses, as defined in Rule 405 and filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and the accompanying Prospectus is an offer to sell only the Series EE Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, any free writing prospectuses, as defined in Rule 405 and filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and the accompanying Prospectus is current only as of its date.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Risk Factors................................................   S-3
The Company.................................................   S-3
Selected Financial Information..............................   S-3
Recent Developments.........................................   S-4
Use of Proceeds.............................................   S-4
Description of the Series EE Senior Notes...................   S-4
The Policy and the Insurer..................................  S-10
Ratings.....................................................  S-13
Experts.....................................................  S-13
Underwriting................................................  S-14
Appendix A -- Form of Policy................................   A-1
Appendix B -- Form of Redemption Request....................   B-1

                            PROSPECTUS
About this Prospectus.......................................     2
Risk Factors................................................     2
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
Alabama Power Company.......................................     4
Selected Information........................................     4
The Trusts..................................................     5
Accounting Treatment of the Trusts..........................     6
Use of Proceeds.............................................     6
Description of the New Bonds................................     6
Description of the New Stock................................     9
Description of the Preference Stock.........................    10
Description of the Depositary Shares........................    11
Description of the Senior Notes.............................    13
Description of the Junior Subordinated Notes................    17
Description of the Preferred Securities.....................    22
Description of the Guarantees...............................    23
Relationship Among the Preferred Securities, the Junior
  Subordinated Notes and the Guarantees.....................    25
Plan of Distribution........................................    26
Legal Matters...............................................    27
Experts.....................................................    27

                                  RISK FACTORS

     Investing in the Series EE Senior Notes involves risk. Please see the risk factors in Alabama Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, along with the disclosure related to risk factors contained in Alabama Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Alabama Power Company or that Alabama Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series EE Senior Notes.

                                  THE COMPANY

     Alabama Power Company (the "Company") is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 44,500 square mile service area comprising most of the State of Alabama.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the years ended December 31, 2000 through December 31, 2004 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2005 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                          NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                 ENDED
                                            ------------------------------------------   SEPTEMBER 30,
                                             2000     2001     2002     2003     2004       2005(1)
                                            ------   ------   ------   ------   ------   -------------
                                                            (MILLIONS, EXCEPT RATIOS)
Operating Revenues........................  $3,667   $3,586   $3,711   $3,960   $4,236      $3,514
Earnings Before Income Taxes..............     698      650      768      781      818         711
Net Income After Dividends on Preferred
  Stock...................................     420      387      461      473      481         451
Ratio of Earnings to Fixed Charges(2).....    3.46     3.31     3.98     4.29     4.76        5.27

                                                                      CAPITALIZATION
                                                                 AS OF SEPTEMBER 30, 2005
                                                              -------------------------------
                                                              ACTUAL       AS ADJUSTED(3)
                                                              ------   ----------------------
                                                              (MILLIONS, EXCEPT PERCENTAGES)
Common Stockholder's Equity.................................  $3,815       $3,839        43.5%
Cumulative Preferred Stock..................................     465          465         5.3
Senior Notes................................................   3,354        3,654        41.4
Long-term Debt Payable to Affiliated Trusts.................     309          309         3.5
Other Long-term Debt........................................     556          556         6.3
                                                              ------       ------       -----
  Total, excluding amounts due within one year..............  $8,499       $8,823       100.0%
                                                              ======       ======       =====

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.

(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.

(3) Reflects (i) an increase in capital of approximately $2,000,000 in October 2005 and approximately $22,000,000 in December 2005 related to contributions from Southern; (ii) the proposed issuance in January 2006 of $200,000,000
    aggregate principal amount of Series FF      % Senior Notes due January 15,
    2016 and (iii) the issuance of the Series EE Senior Notes.

                              RECENT DEVELOPMENTS

     Reference is made to MANAGEMENT'S DISCUSSION AND ANALYSIS -- FUTURE EARNINGS POTENTIAL -- "FERC and Alabama PSC Matters -- Retail Fuel Cost Recovery" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 regarding the Company's filing with the Alabama Public Service Commission (the "APSC") for a fuel cost recovery increase under the provisions of its energy cost recovery rate ("Rate ECR"). On December 15, 2005, the APSC approved an increase under Rate ECR to allow for the recovery of energy costs based on an estimate of future energy costs as well as the collection of the existing underrecovered energy costs by the end of 2007.

     Reference is made to MANAGEMENT'S DISCUSSION AND ANALYSIS -- FUTURE EARNINGS POTENTIAL -- "FERC and Alabama PSC Matters -- Natural Disaster Cost Recovery" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 regarding the Company's request to the APSC for approval of a plan designed to recover the Company's deferred operation and maintenance costs associated with Hurricanes Dennis and Katrina and to replenish its depleted natural disaster reserve ("Rate NDR"). On December 6, 2005, the APSC approved Rate NDR in the form proposed. Rate NDR became effective with January 2006 customer billing.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series EE Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $402,000,000 as of January 9, 2006, and for other general corporate purposes, including the Company's continuous construction program.

                   DESCRIPTION OF THE SERIES EE SENIOR NOTES

     Set forth below is a description of the specific terms of the Series EE
     % Senior Notes due January 15, 2036 (the "Series EE Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (the "Senior Note Indenture") dated as of December 1, 1997, as supplemented, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the "Senior
Note Indenture Trustee").

GENERAL

     The Series EE Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series EE Senior Notes will be initially issued in the aggregate principal amount of $100,000,000. The Company may, without the consent of the holders of the Series EE Senior Notes, issue additional notes having the same ranking and interest rate, maturity and other terms, including the benefit of the Policy (as defined below) (appropriately increased to cover the principal amount of and interest due on the additional Series EE Senior Notes), as the Series EE Senior Notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the Series EE Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series EE Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2036. The Series EE Senior Notes are not subject to any sinking fund provision. The Series EE Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series EE Senior Note will bear interest at the rate of      % per
year (the "Securities Rate") from the date of original issuance, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series EE Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is April 15, 2006. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series EE Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

SPECIAL INSURANCE PROVISIONS OF THE SENIOR NOTE INDENTURE

     Subject to the provisions of the Senior Note Indenture, so long as the Insurer (as defined below) is not in default under the Policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Series EE Senior Notes upon the occurrence and continuation of an Event of Default (as defined in the Senior Note Indenture).

RANKING

     The Series EE Senior Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated obligations of the Company. The Series EE Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $277,000,000 outstanding at September 30, 2005. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Series EE Senior Notes, in whole or in part, without premium or penalty, at any time and from time to time, on or after January 15, 2011, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption (the "Redemption Date").

     If notice of redemption is given as aforesaid, the Series EE Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series EE Senior Notes shall cease to bear interest. If any Series EE Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior
Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series EE Senior Notes by tender, in the open market or by private agreement.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF A BENEFICIAL OWNER

     Unless the Series EE Senior Notes have been declared due and payable prior to their maturity by reason of an Event of Default or have been previously redeemed or otherwise repaid, the Representative (as defined below) of a deceased Beneficial Owner (as defined below) of the Series EE Senior Notes has the right, on or after January 15, 2011, to request redemption prior to maturity of all or part of his or her interest in such Series EE Senior Notes, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem, during the period from January 15, 2011 through and including January 15, 2012 (the "Initial Period"), and, during any twelve-month period that ends on and includes each January 15 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), (i) on behalf of a deceased Beneficial Owner any interest in the Series EE Senior Notes which exceeds $25,000 aggregate principal amount or (ii) interests in the Series EE Senior Notes exceeding $2,000,000 in aggregate principal amount (the "Estate Feature"). A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time, on or after January 15, 2011, and in any principal amount.

     The Company may, at its option, redeem interests of any deceased Beneficial Owner in the Series EE Senior Notes in the Initial Period or in any Subsequent Period in excess of the $25,000 limitation. Any such redemption by the Company, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $2,000,000 aggregate limitation for the Series EE Senior Notes for such Initial Period and for such Subsequent Period or for any succeeding Subsequent Period. The Company may, at its option, redeem interests of deceased Beneficial Owners in the Series EE Senior Notes in the Initial Period or in any Subsequent Period in an aggregate principal amount exceeding the $2,000,000 aggregate limitation. Any such redemption by the Company, to the extent it exceeds the $2,000,000 aggregate limitation, shall not reduce the $2,000,000 aggregate limitation for any Subsequent Period. On any determination by the Company to redeem Series EE Senior Notes in excess of the $25,000 limitation or the $2,000,000 aggregate limitation, such Series EE Senior Notes shall be redeemed in the order of the receipt of Redemption Requests (as defined below) by the Senior Note Indenture Trustee.

     A request for redemption of an interest in the Series EE Senior Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "Representative"). A Representative may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The Representative shall deliver its request to the Participant (as defined below) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to such redemption as the Participant requires. Subject to the rules and arrangements applicable to The Depository Trust Company ("DTC"), the Participant will then deliver to DTC a request for redemption substantially in the form attached to this Prospectus Supplement as Appendix B (a "Redemption Request"). DTC will, upon receipt of a Redemption Request, forward the same to the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is required to maintain records with respect to Redemption Requests received by it, including the date of receipt, the name of the Participant filing the Redemption Request and the status of each Redemption Request with respect to the $25,000 limitation and the $2,000,000 aggregate limitation. The Senior Note Indenture Trustee will promptly file with the Company each Redemption Request it receives, together with the information regarding the eligibility of the Redemption Request with respect to the $25,000 limitation and the $2,000,000 aggregate limitation. The Company, DTC and the Senior Note Indenture Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility (a) for reviewing any documents submitted to the Participant by the Representative or (b) for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series EE Senior Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

     Subject to the $25,000 limitation and the $2,000,000 aggregate limitation, on or after January 15, 2011, the Company will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Series EE Senior Notes on the next Interest Payment Date occurring not less than 30 days following receipt by the Company of a Redemption Request from the Senior Note Indenture Trustee. If Redemption Requests exceed the aggregate principal amount of interests in Series EE Senior Notes required to be redeemed during the Initial Period or any Subsequent Period, then such excess Redemption Requests will be applied, in the order received by the Senior Note Indenture Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. The Company may, at any time, notify the Senior Note Indenture Trustee that it will redeem on the next Interest Payment Date not less than 30 days thereafter, all or any lesser amount of Series EE Senior Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $2,000,000 aggregate limitation. Any Series EE Senior Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Senior Note Indenture Trustee.

     The price to be paid by the Company for the Series EE Senior Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the Series EE Senior Notes to be redeemed shall be made to DTC upon presentation of the Series EE Senior Notes to the Senior Note Indenture Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Senior Note Indenture Trustee by DTC which are to be fulfilled in connection with such payment. The principal amount of any Series EE Senior Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 limitation or the $2,000,000 aggregate limitation for the Initial Period or any Subsequent Period.

     A "Beneficial Owner" means the person who has the right to sell, transfer or otherwise dispose of an interest in a Series EE Senior Note and the right to receive the proceeds from a Series EE Senior Note, as well as the interest and principal payable to the holder of a Series EE Senior Note. In general, a determination of beneficial ownership in the Series EE Senior Notes will be subject to the rules, regulations and procedures governing DTC and institutions that have accounts with DTC or a nominee thereof ("Participants").

     An interest in a Series EE Senior Note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Series EE Senior Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Company. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

     In the case of a Redemption Request that is presented on behalf of a deceased Beneficial Owner and that has not been fulfilled at the time the Company gives notice of its election to redeem the Series EE Senior Notes in part, the Series EE Senior Notes that are the subject of such pending Redemption Request shall be redeemed as described under "-- Optional Redemption" above prior to any other Series EE Senior Notes.

     Any Redemption Request may be withdrawn by the person(s) presenting such request upon delivery of a written request for such withdrawal given by the Participant on behalf of such person(s) to DTC and by DTC to the Senior Note Indenture Trustee not less than 60 days prior to the Interest Payment Date on which such Series EE Senior Notes are eligible for redemption.

     The Company may, at its option, purchase any Series EE Senior Notes for which Redemption Requests have been received in lieu of redeeming such Series EE Senior Notes. Any Series EE Senior Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Senior Note Indenture Trustee for cancellation.

     During such time or times as the Series EE Senior Notes are not represented by a global security and are issued in definitive form, all references to Participants and DTC, including the DTC governing rules, regulations and procedures shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series EE Senior Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all Redemption Requests, to be effective, shall be delivered by the Representative to the Senior Note Indenture Trustee, with a copy to the Company, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative (including provision for signature guarantees)) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Series EE Senior Note that is the subject of such request and, if applicable, a properly executed assignment or endorsement. If the record interest in the Series EE Senior Note is held by a nominee of the deceased Beneficial Owner, a certificate or letter from such nominee attesting to the deceased's ownership of a beneficial interest in the Series EE Senior Note must also be delivered.

     Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Series EE Senior Notes will be paid prior to maturity.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as the initial securities depository for the Series EE Senior Notes. The Series EE Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series EE Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series EE Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of
DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's (as defined below), highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission (the "Commission"). More information about DTC can be found at www.dtcc.com and www.dtc.org.

     Purchases of Series EE Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series EE Senior Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series EE Senior Notes. Transfers of ownership interests in the Series EE Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series EE Senior Notes, except in the event that use of the book-entry system for the Series EE Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series EE Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series EE Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series EE Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series EE Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series EE Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such Series EE Senior Notes to be redeemed.

     Although voting with respect to the Series EE Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series EE Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Series EE Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series EE Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series EE Senior Note will not be entitled to receive physical delivery of Series EE Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series EE Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series EE Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series EE Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series EE Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series EE Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series EE Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series EE Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                           THE POLICY AND THE INSURER

THE POLICY

     Concurrently with the issuance of the Series EE Senior Notes, XL Capital Assurance Inc. (the "Insurer") will issue a financial guaranty insurance policy relating to the Series EE Senior Notes (the "Policy"). The form of the Policy is attached to this Prospectus Supplement as Appendix A. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy. Any capitalized terms used in this section but not defined herein have the meanings ascribed to them in the Policy.

     The Policy will guarantee the scheduled payment of principal of and interest on the Series EE Senior Notes when due. The Policy will extend for the term of the Series EE Senior Notes and, once issued, cannot be canceled by the Insurer. The Policy will insure payment only on the stated maturity date, in the case of principal, and on stated dates for payment, in the case of interest. If any Series EE Senior Notes become subject to redemption and insufficient funds are available for redemption of all such outstanding Series EE Senior Notes, the Insurer will remain obligated to pay principal of and interest on such outstanding Series EE Senior Notes on the originally scheduled principal and interest payment dates. In the event of any acceleration of the principal of the Series EE Senior Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

     In the event the Senior Note Indenture Trustee has notice that any payment of principal of or interest on a Series EE Senior Note which has become Due for Payment on any regularly scheduled principal payment date or Interest Payment Date and which is made to a holder by or on behalf of the Company has been deemed a preferential transfer and theretofore recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such holder will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

     The Policy does not insure any risk other than Nonpayment. Specifically, the Policy does not cover:

        a. payment on acceleration, as a result of a call for redemption by the Company or a request for redemption by the Representative of a deceased Beneficial Owner or as a result of any other advancement of maturity;

        b. nonpayment of principal or interest caused by the insolvency or negligence of the Senior Note Indenture Trustee; or

        c. losses suffered as a result of a holder's inability to sell Series EE Senior Notes.

     Upon payment of the insurance benefits with respect to a Series EE Senior Note, the Insurer will become the owner of such Series EE Senior Note or right to payment of principal or interest on such Series EE Senior Note and will be fully subrogated to the rights to payment of the surrendering holder.

THE INSURER

     The information set forth below has been provided by the Insurer for use in this Prospectus Supplement. None of the Company, the Senior Note Indenture Trustee or any Underwriter makes any representation or warranty or assumes any responsibility with respect to the information concerning the Insurer, its parent or the Policy contained or incorporated into this Prospectus Supplement. Neither the Company nor any Underwriter has made any independent investigation of the Policy or the Insurer, and reference should be made to the information set forth below for a description of the Policy. The Policy does not constitute a part of the contract between the Company and the holders. Except for the payment of the premium for the Policy to the Insurer, the Company has no responsibility whatsoever with respect to the Policy, including the maintenance or enforcement of the Policy or collection of amounts payable under the Policy.

     The Insurer accepts no responsibility for the accuracy or completeness of this Prospectus Supplement or any other information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer and its affiliates set forth under this heading. In addition, the Insurer makes no representation regarding the Series EE Senior Notes or the advisability of investing in the Series EE Senior Notes.

     General. The Insurer is a monoline financial guaranty insurance company incorporated under the laws of the State of New York. The Insurer is currently licensed to do insurance business in, and is subject to the insurance regulation and supervision by, all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Singapore.

     The Insurer is an indirect wholly owned subsidiary of XL Capital Ltd, a Cayman Islands exempted company ("XL Capital Ltd"). Through its subsidiaries, XL Capital Ltd is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. The common stock of XL Capital Ltd is publicly traded in the United States and listed on the New York Stock Exchange (NYSE: XL). XL CAPITAL LTD IS NOT OBLIGATED TO PAY THE DEBTS OF OR CLAIMS AGAINST THE INSURER.

     The Insurer was formerly known as The London Assurance of America Inc. ("London"), which was incorporated on July 25, 1991 under the laws of the State of New York. On February 22, 2001, XL Reinsurance America Inc. ("XL Re") acquired 100% of the stock of London. XL Re merged its former financial guaranty subsidiary, known as XL Capital Assurance Inc. (formed September 13, 1999), with and into London, with London as the surviving entity. London immediately changed its name to XL Capital Assurance Inc. All previous business of London was 100% reinsured to Royal Indemnity Company, the previous owner at the time of acquisition.

     Reinsurance. The Insurer has entered into a facultative quota share reinsurance agreement with XL Financial Assurance Ltd ("XLFA"), an insurance company organized under the laws of Bermuda and an affiliate of the Insurer. Pursuant to this reinsurance agreement, the Insurer expects to cede up to 90% of its business to XLFA. The Insurer may also cede reinsurance to third parties on a transaction-specific basis, which cessions may be any or a combination of quota share, first loss or excess of loss. Such reinsurance is used by the Insurer as a risk management device and to comply with statutory and rating agency requirements and does not alter or limit the Insurer's obligations under any financial guaranty insurance policy. With respect to any transaction insured by the Insurer, the percentage of risk ceded to XLFA may be less than 90% depending on certain factors including, without limitation, whether the Insurer has obtained third party reinsurance covering the risk. As a result, there can be no assurance as to the percentage reinsured by XLFA of any given financial guaranty insurance policy issued by the Insurer, including the Policy.

     Based on the audited financials of XLFA as of December 31, 2004, XLFA had total assets, liabilities, redeemable preferred shares and shareholders' equity of US$1,173,450,000, US$558,655,000, US$39,000,000 and US$575,795,000,
respectively, determined in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). XLFA's insurance financial strength is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill

Companies, Inc. ("Standard & Poor's"), and Fitch Inc. ("Fitch"). In addition, XLFA has obtained a financial enhancement rating of "AAA" from Standard & Poor's.

     The obligations of XLFA to the Insurer under the reinsurance agreement described above are unconditionally guaranteed by XL Insurance (Bermuda) Ltd ("XLI"), a Bermuda exempted company and one of the world's leading excess commercial insurers. XLI is a wholly owned indirect subsidiary of XL Capital Ltd. In addition to A.M. Best's financial strength rating of "A+" and an issuer credit rating of "aa-", XLI's insurance financial strength rating is "Aa3" (Stable Outlook) by Moody's and "A+" by Standard & Poor's and "AA-" (Outlook Stable) by Fitch.

     The rating agencies have taken certain actions with respect to XL Capital Ltd and various insurance operating subsidiaries of XL Capital Ltd, as described below. On November 22, 2005, Moody's downgraded the senior debt rating of XL Capital Ltd from "A2" to "A3" and downgraded the other insurance financial strength ratings of various insurance operating subsidiaries of XL Capital Ltd (other than the Insurer and XLFA) from "Aa2" to "Aa3." On November 28, 2005, Standard & Poor's downgraded the senior debt rating of XL Capital Ltd from "A" to "A-" and downgraded the counterparty credit and financial strength ratings of various insurance operating subsidiaries of XL Capital Ltd (other than the Insurer and XLFA) from "AA-" to "A+." On October 26, 2005, Fitch downgraded the long term issuer rating of XL Capital Ltd from "A" to "A-" and the insurer financial strength ratings of various insurance operating subsidiaries of XL Capital Ltd (other than the Insurer and XLFA) from "AA" to "AA-."

     The ratings of XLFA, XLI or any other member of the XL Capital Ltd group of companies are not recommendations to buy, sell or hold securities, including the Series EE Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch.

     Notwithstanding the capital support provided to the Insurer, the holders will have direct recourse against the Insurer only, and neither XLFA nor XLI will be directly liable to the holders.

     Financial Strength and Financial Enhancement Ratings of the Insurer. The Insurer's insurance financial strength is rated "Aaa" by Moody's and "AAA" by Standard & Poor's and Fitch. In addition, the Insurer has obtained a financial enhancement rating of "AAA" from Standard & Poor's. These ratings reflect Moody's, Standard & Poor's and Fitch's current assessment of the Insurer's creditworthiness and claims-paying ability as well as the reinsurance arrangement with XLFA described in "-- Reinsurance" above.

     The above ratings are not recommendations to buy, sell or hold securities, including the Series EE Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch. Any downward revision or withdrawal of these ratings may have an adverse effect on the market price of the Series EE Senior Notes. The Insurer does not guaranty the market price of the Series EE Senior Notes nor does it guaranty that the ratings on the Series EE Senior Notes will not be revised or withdrawn.

     Capitalization of the Insurer. Based on the audited financials of the Insurer, as of December 31, 2004, the Insurer had total assets, liabilities and shareholder's equity of $827,815,000, $593,849,000 and $233,966,000, respectively, determined in accordance with U.S. GAAP.

     Based on the audited statutory financial statements for the Insurer as of December 31, 2004 filed with the State of New York Insurance Department, the Insurer has total admitted assets of $341,937,000, total liabilities of $143,494,000 and total capital and surplus of $198,443,000, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP").

     Incorporation by Reference of Financials. For further information concerning the Insurer and XLFA, see the financial statements of the Insurer and XLFA, and the notes thereto, incorporated by reference in this Prospectus Supplement. The financial statements of the Insurer and XLFA are included as exhibits to the periodic reports filed with the Commission by XL Capital Ltd and may be reviewed at the EDGAR website maintained by the Commission. All financial statements of the Insurer and XLFA included in, or as exhibits to, documents filed by XL Capital Ltd pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or prior to the date of this Prospectus Supplement, or after the date of this Prospectus Supplement but prior to termination of the offering of the Series EE Senior Notes, shall be deemed incorporated by the reference in this Prospectus Supplement. Except for the financial statements of the Insurer and XLFA, no other information contained in XL Capital Ltd's reports filed with the Commission is incorporated by reference. Copies of the statutory quarterly and annual statements filed with the State of New York Insurance Department by the Insurer are available upon request to the State of New York Insurance Department.

     Regulation of the Insurer. The Insurer is regulated by the Superintendent of Insurance of the State of New York. In addition, the Insurer is subject to regulation by the insurance laws and regulations of the other jurisdictions in which it is licensed. As a financial guaranty insurance company licensed in the State of New York, the Insurer is subject to Article 69 of the New York Insurance Law, which, among other things, limits the business of each insurer to financial guaranty insurance and related lines, prescribes minimum standards of solvency, including minimum capital requirements, establishes contingency, loss and unearned premium reserve requirements, requires the maintenance of minimum surplus to policyholders and limits the aggregate amount of insurance which may be written and the maximum size of any single risk exposure which may be assumed. The Insurer is also required to file detailed annual financial statements with the New York Insurance Department and similar supervisory agencies in each of the other jurisdictions in which it is licensed.

     The extent of state insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing permitted investments and governing the payment of dividends, transactions with affiliates, mergers, consolidations, acquisitions or sales of assets and incurrence of liabilities for borrowings.

     THE FINANCIAL GUARANTY INSURANCE POLICIES ISSUED BY THE INSURER, INCLUDING THE POLICY, ARE NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

     The principal executive offices of the Insurer are located at 1221 Avenue of the Americas, New York, New York 10020 and its telephone number at this address is (212) 478-3400.

                                    RATINGS

     It is anticipated that Standard & Poor's and Moody's will assign the Series EE Senior Notes the ratings of "AAA" and "Aaa", respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Series EE Senior Notes of the Policy, insuring the timely payment of the principal of and interest on the Series EE Senior Notes. Such ratings reflect only the views of such ratings agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses:
Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither the Company nor any Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Series EE Senior Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Series EE Senior Notes.

     At present, each of such rating agencies maintains four categories of investment grade ratings. They are for Standard & Poor's -- AAA, AA, A and BBB and for Moody's -- Aaa, Aa, A and Baa. Standard & Poor's defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                    EXPERTS

     The consolidated balance sheets of XL Capital Assurance Inc. and its subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2004, incorporated by reference in this Prospectus Supplement, have been so incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of XLFA as of December 31, 2004 and 2003, and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004, incorporated by reference in this Prospectus Supplement, have been so incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase from the Company the principal amount of the Series EE Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                   SERIES EE
UNDERWRITERS                                                     SENIOR NOTES
------------                                                  -------------------

  Total.....................................................     $
                                                                 ------------
                                                                 $100,000,000
                                                                 ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series EE Senior Notes offered hereby, if any of the Series EE Senior Notes are purchased.

     The Underwriters propose to offer the Series EE Senior Notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Series EE Senior Notes, the Underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts.

     The Series EE Senior Notes are a new issue of securities with no established trading market. The Series EE Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series EE Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series EE Senior Notes or that an active public market for the Series EE Senior Notes will develop. If an active public trading market for the Series EE Senior Notes does not develop, the market price and liquidity of the Series EE Senior Notes may be adversely affected.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company's expenses associated with the offer and sale of the Series EE Senior Notes are estimated to be $295,000 which includes the initial premium for the Policy.

     The Company has agreed with the Underwriters, that during the period 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series EE Senior Notes, any security convertible into, exchangeable into or exercisable for the Series EE Senior Notes or any debt securities substantially similar to the Series EE Senior Notes (except for the Series EE Senior Notes issued pursuant to the Underwriting Agreement and $200,000,000 aggregate principal
amount of the Company's Series FF   % Senior Notes due January 15, 2016),
without the prior written consent of the Edward D. Jones & Co., L.P. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

     In order to facilitate the offering of the Series EE Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series EE Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series EE Senior Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Series EE Senior Notes, the Underwriters may bid for, and purchase, Series EE Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to the Underwriters or dealer for distributing Series EE Senior Notes in the offering, if the Underwriters repurchase previously distributed Series EE Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series EE Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series EE Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     The Underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

                                   APPENDIX A

                                 FORM OF POLICY

LOGO

                                                                    1221 Avenue of the Americas
                                                                    New York, New York 10020
                                                                    Telephone: (212) 478-3400
                                                                    Facsimile: (212) 478-3597
FINANCIAL GUARANTY
INSURANCE POLICY
          OBLIGOR: [    ]                                           Policy No: [    ]
          INSURED OBLIGATIONS: [    ]                               Effective Date: [    ]

                                      LOGO

     XL CAPITAL ASSURANCE INC. (XLCA), a New York stock insurance company, in consideration of the payment of the premium, hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Owners of the Insured Obligations, the full and complete payment by the Obligor of Scheduled Payments in respect of the Insured Obligations, subject only to the terms of this Policy (which includes the Endorsement attached hereto).

     XLCA will pay the Insured Amount to the Trustee upon the presentation of a Payment Notice to XLCA (which Payment Notice shall include an irrevocable assignment to XLCA of all rights and claims in respect of the relevant Insured Obligation, as specified in the Payment Notice), on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment. XLCA shall be subrogated to the Owners' rights to payment on the Insured Obligations to the extent of any payment by XLCA hereunder. The obligations of XLCA with respect to a Scheduled Payment will be discharged to the extent funds to pay such Scheduled Payment are deposited in the account specified in the Payment Notice, whether such funds are properly applied by the Trustee or claimed by an Owner.

     In addition, in the event that any Scheduled Payment which has become due for payment and which is made to an Owner by or on behalf of the Trustee is recovered or is recoverable from the Owner pursuant to a final order of a court of competent jurisdiction in an Insolvency Proceeding that such payment constitutes an avoidable preference to such Owner within the meaning of any applicable bankruptcy law, XLCA unconditionally and irrevocably guarantees payment of the amount of such recovery (in accordance with the Endorsement attached hereto).

     This Policy sets forth in full the undertaking of XLCA and shall not be cancelled or revoked by XLCA for any reason, including failure to receive payment of any premium due hereunder or under the Insurance Agreement, and may not be further endorsed or modified without the written consent of XLCA. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of XLCA, nor against any risk other than Nonpayment and Avoided Payment, including any shortfalls, if any, attributable to the liability of the Obligor for taxes or withholding taxes if any, including interest and penalties in respect of such liability.

     THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

     Any capitalized terms not defined herein shall have the meaning given such terms in the Endorsement attached hereto and forming a part hereof, or in the Insurance Agreement referenced therein. In witness whereof, XLCA has caused this Policy to be executed as of the Effective Date.

----------------------------------       ----------------------------------
Name: SPECIMEN                           Name: SPECIMEN
Title:                                   Title:

                FINANCIAL GUARANTY INSURANCE POLICY ENDORSEMENT
                                 EFFECTIVE DATE

                        ATTACHED TO AND FORMING PART OF
                    FINANCIAL GUARANTY INSURANCE POLICY NO.

OBLIGOR:

INSURED OBLIGATIONS:

BENEFICIARY:                          LOGO

Capitalized terms used herein and not otherwise defined herein or in the Policy shall have the meanings assigned to them in the Insurance Agreement as defined below.

     As used herein the term "Business Day" means any day other than Saturday or Sunday on which commercial banking institutions in New York, New York are generally open for banking business.

     As used herein the term "Insolvency Proceeding" means the commencement, after the date hereof, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any Person, the commencement, after the date hereof, of any proceedings by or against any Person for the winding up or liquidation of its affairs, or the consent, after the date hereof, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to any Person.

     As used herein the term "Indenture" means the           Indenture dated as
of           between the Obligor and           , as Trustee (the "Trustee"), as
amended and supplemented, including by the           Supplemental Indenture
dated as of           .

     As used herein the term "Insurance Agreement" means the Insurance Agreement
dated as of           by and among XLCA,           and the Trustee, as may be
amended or modified from time to time.

     As used herein the term "Insured Amount" means that portion of the Scheduled Payments that shall become due for payment but shall be unpaid by reason of Nonpayment.

     As used herein the term "Nonpayment" means, with respect to any Payment Date, the failure of the Trustee to receive in full, in accordance with the terms of the Indenture, that Scheduled Payment that is due for payment with respect to such date.

     As used herein the term "Owner" means the registered owner of any Insured Obligation as indicated in the registration books maintained by or on behalf of the Obligor for such purpose or, if the Insured Obligation is in bearer form, the holder of the Insured Obligation.

     As used herein, the term "Payment Date" means, in the case of scheduled
interest on the Insured Obligations, each           ,           ,           and
          of each year during the Term of this Policy, beginning           ,
and, in the case of scheduled principal of the Insured Obligations,           .

     As used herein, the term "Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

     As used herein the term "Scheduled Payment" means, with respect to any Payment Date during the Term of this Policy, scheduled payments of interest and principal, in accordance with the original terms of the Insured Obligations and the Indenture when issued and without regard to any subsequent amendment or modification of the Insured Obligations or the Indenture that has not been consented to in writing by XLCA. Notwithstanding the foregoing, "Scheduled Payments" shall in no event include payments which become due on an accelerated basis as a result of (a) any default by the Obligor, (b) the occurrence of an Event of Default under the Indenture, (c) mandatory or optional redemption, in whole or in part or (d) any other cause, unless XLCA elects, in its sole discretion, to pay such amounts in whole or in part (in which event Scheduled Payments shall include such accelerated payments as, when, and to the extent so elected by XLCA). In the event that it does not make such election, Scheduled Payments shall include payments due in accordance with the original scheduled terms without regard to any acceleration. In addition, "Scheduled Payment" shall not include, nor shall coverage be provided under the Policy in respect of, (i) any make whole, redemption or call premium payable in respect of the Insured Obligations, (ii) any amounts due in respect of the Insured Obligations attributable to any increase in interest rate, penalty or other sum payable by the Issuer by reason of any default or event of default in respect of the Insured Obligations, or by reason of any deterioration of the creditworthiness of the Issuer or (iii) any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder of an Insured Obligation.
                                      LOGO

     As used herein the term "Term of this Policy" means the period from and including the Effective Date to and including the first date on which (i) all Scheduled Payments have been paid that are required to be paid by the Obligor under the Indenture; (ii) the 91-day period during which any Scheduled Payment could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law has expired, and
(iii) if any proceedings requisite to avoidance as a preference payment have been commenced prior to the occurrence of (i) and (ii) above, a final and nonappealable order in resolution of each such proceeding has been entered; provided, however, that if the Owners are required to return any Avoided Payment (as defined below) as a result of such insolvency proceeding, then the Term of the Policy shall terminate on the date on which XLCA has made all payments required to be made under the terms of this Policy in respect of all such Avoided Payments.

     To make a claim under the Policy, the Trustee shall deliver to XLCA Payment Notice in the form of Exhibit A hereto (a "Payment Notice"), appropriately completed and executed by the Trustee. A Payment Notice under this Policy may be presented to XLCA by (i) delivery of the original Payment Notice to XLCA at its address set forth below, or (ii) facsimile transmission of the original Payment Notice to XLCA at its facsimile number set forth below. If presentation is made by facsimile transmission, the Trustee shall (x) simultaneously confirm transmission by telephone to XLCA at its telephone number set forth below, and
(y) as soon as reasonably practicable, deliver the original Payment Notice to XLCA at its address set forth below. Any Payment Notice received by XLCA after 10:00 a.m., New York City time, on a Business Day, or on any day that is not a Business Day, will be deemed to be received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. XLCA shall make payments due in respect of Insured Amounts no later than 2:00 p.m. New York City time to the Trustee upon the presentation of a Payment Notice to XLCA on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment.

     Subject to the foregoing, if the payment of any amount with respect to the Scheduled Payment is voided (a "Preference Event") as a result of an Insolvency Proceeding and as a result of such Preference Event, the Owner is required to return such voided payment, or any portion of such voided payment, made in respect of the Insured Obligation (an "Avoided Payment"), XLCA will pay an amount equal to such Avoided Payment, as and when such payment would otherwise be due pursuant to the Insured Obligation and the Indenture without regard to acceleration or prepayment, and upon payment of such Avoided Payment and receipt by XLCA from the Trustee on behalf of such Owner of (x) a certified copy of a final order of a court exercising jurisdiction in such Insolvency Proceeding to the effect that the Owner or the Trustee on behalf of the Owner is required to return any such payment or portion thereof because such payment was voided under applicable law, with respect to which order the appeal period has expired without an appeal having been filed (the "Final Order"), (y) an assignment, substantially in the form attached hereto as Exhibit B, properly completed and executed by such Owner irrevocably assigning to XLCA all rights and claims of such Owner relating to or arising under such Avoided Payment, and (z) a Payment Notice in the form of Exhibit A hereto appropriately completed and executed by the Trustee.

     XLCA shall make payments due in respect of Avoided Payments no later than 2:00 p.m. New York City time on the Business Day following XLCA's receipt of the documents required under clauses (x) through (z) of the preceding paragraph. Any such documents received by XLCA after 10:00 a.m. New York City time on any Business Day or on any day that is not a Business Day shall be deemed to have been received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. All payments made by XLCA hereunder on account of any Avoided Payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order and not to any Owner directly (unless an Owner previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order, in which case such payment shall be disbursed to the Trustee for distribution to such Owner upon proof of such payment reasonably satisfactory to XLCA).
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     XLCA hereby waives and agrees not to assert any and all rights to require the Trustee to make demand on or to proceed against any person, party or security prior to the Trustee demanding payment under this Policy.

     No defenses, set-offs and counterclaims of any kind available to XLCA so as to deny payment of any amount due in respect of this Policy will be valid and XLCA hereby waives and agrees not to assert any and all such defenses (including, without limitation, defense of fraud in the inducement or fact, or any other circumstances which would have the effect of discharging a surety in law or in equity), set-offs and counterclaims, including, without limitation, any such rights acquired by subrogation, assignment or otherwise. Upon any payment hereunder, in furtherance and not in limitation of XLCA's equitable right of subrogation and XLCA's rights under the Insurance Agreement, XLCA will be subrogated to the rights of the Owner in respect of which such payment was made to receive any and all amounts due in respect of the obligations in respect of which XLCA has made a payment hereunder. Any rights of subrogation acquired by XLCA as a result of any payment made under this Policy shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of any amounts due the Owner on account of payments due under the Insured Obligation.

     This Policy is neither transferable nor assignable, in whole or in part, except to a successor trustee duly appointed and qualified under the Indenture. All Payment Notices and other notices, presentations, transmissions, deliveries and communications made by the Trustee to XLCA with respect to this Policy shall specifically refer to the number of this Policy and shall be made to XLCA at:

        XL Capital Assurance Inc.
        1221 Avenue of the Americas
        New York, New York 10020
        Attention: Surveillance
        Telephone: (212) 478-3400
        Facsimile: (212) 478- 3597

or such other address, telephone number or facsimile number as XLCA may designate to the Trustee in writing from time to time. Each such Payment Notice and other notice, presentation, transmission, delivery and communication shall be effective only upon actual receipt by XLCA.

     The obligations of XLCA under this Policy are irrevocable, primary, absolute and unconditional, subject to satisfaction of the conditions for making a claim under the Policy, and neither the failure of any Person to perform any covenant or obligation in favor of XLCA (or otherwise), nor the failure or omission to make a demand permitted hereunder, nor the failure of any assignment or grant of any security interest, nor the commencement of any Insolvency Proceeding shall in any way affect or limit XLCA's obligations under this Policy. If a successful action or proceeding to enforce this Policy is brought by the Trustee, the Trustee shall be entitled to recover from XLCA costs and expenses reasonably incurred, including, without limitation, reasonable fees and expenses of counsel.

     This Policy and the obligations of XLCA hereunder shall terminate on the expiration of the Term of this Policy. This Policy shall be returned to XLCA by the Trustee upon the expiration of the Term of this Policy.

     The Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law does not cover this Policy. The Florida Insurance Guaranty Association created under Part II of Chapter 631 of the Florida Insurance Code does not cover this Policy. In the event that XLCA were to become insolvent, the California Insurance Guaranty Association, established pursuant to Article 14.2 of Chapter 1 of Part 2 of Division 1 of the California Insurance Code excludes from coverage any claims arising under this Policy.

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     THIS POLICY SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

     In the event any term or provision of the form of this Policy is inconsistent with the provision of this Endorsement, the provision of this Endorsement shall take precedence and be binding.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, XL Capital Assurance Inc. has caused this Endorsement to the Policy to be executed on the Effective Date.


----------------------------------------    ----------------------------------------
Name: SPECIMEN                              Name: SPECIMEN
Title:                                      Title:

                   EXHIBIT A TO FINANCIAL GUARANTY POLICY NO.

XL Capital Assurance Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: Surveillance

                                 PAYMENT NOTICE
                      UNDER FINANCIAL GUARANTY POLICY NO.
                                      LOGO

               , as Trustee (the "Trustee"), hereby certifies to XL Capital Assurance Inc. ("XLCA") with reference to that certain Financial Guaranty
Policy, No.      , dated           (the "Policy"), issued by XLCA in favor of
the Trustee under the           Indenture dated as of           between
          and the Trustee, as amended and supplemented, including by the
          Supplemental Indenture dated as of           (the "Indenture"), as
follows:

          1. The Trustee is the trustee under the Indenture and the beneficiary on behalf of each Owner of the Policy.

          2. The Trustee is entitled to make a demand under the Policy pursuant to the Indenture.

          3. This notice relates to the [insert date] Payment Date. The amount demanded is to be paid in immediately available funds to the [Specify Account] at [Identify Financial Institution Holding Account] account number
     [          ].

          [For a Payment Notice in respect of Insured Amounts other than Avoided Payment, use paragraph 4.]

          4. The Trustee demands payment of $     which is an amount equal to
     the amount by which the Scheduled Payment due on the above Payment Date exceeds the funds made available to the Trustee to pay such Scheduled Payment.

          [For a Payment Notice in respect of an Avoided Payment use the following paragraphs [4] or [5].]

          [4.] or [5.] The Trustee hereby represents and warrants, based upon information available to it, that (i) the amount entitled to be drawn under the Policy on the date hereof in respect of Avoided Payments is the amount paid or to be paid simultaneously with such draw on the Policy by the Owner
     on account of a Preference Event [$     ] (the "Avoided Payment Amount"),
     (ii) the Owner with respect to which the drawing is being made under the Policy has paid or simultaneously with such draw on the Policy will pay such Avoided Payment Amount, and (iii) the documents required by the Policy to be delivered in connection with such Avoided Payment and Avoided Payment Amount have previously been presented to XLCA or are attached hereto.

          [6] The Trustee agrees that, following payment of funds by XLCA, it shall use reasonable efforts to procure (a) that such amounts are applied directly to the payment of any Insured Amount which is due for payment; (b) that such funds are not applied for any other purpose; and (c) the maintenance of accurate records of such payments in respect of the Insured Obligation and the corresponding claim on the Policy and the proceeds thereof.

          [7] The Trustee, on behalf of itself and the Owners, hereby assigns to XLCA all rights and claims (including rights of actions and claims in respect of securities laws violations or otherwise) of the Trustee and the Owners with respect to the Insured Obligation to the extent of any payments under the Policy. The foregoing assignment is in addition to, and not in limitation of, rights of subrogation otherwise available to XLCA in respect of such payments. The Trustee shall take such action and deliver such instruments as may be reasonably required by XLCA to effectuate the purposes of this paragraph [7].

          [8] The Trustee, on behalf of itself and the Owners, hereby appoints XLCA as agent and attorney-in-fact for the Trustee and the Owners in any legal proceeding in respect of the Insured Obligation. The Trustee, on behalf of itself and the Owners, thereby (and without limiting the generality of the preceding sentence) agrees that XLCA may, at any time during the continuation of any proceeding by or against any debtor with respect to which a Preference Claim (as defined below) or other claim with respect to the Insured Obligation is asserted under any Insolvency Proceeding, direct all matters relating to such Insolvency Proceeding, including, without limitation, (a) all matters relating to any claim in connection with a Insolvency Proceeding seeking the avoidance as a preferential transfer of any payment made with respect to the obligations (a "Preference Claim"), (b) the direction of any appeal of any order relating to any Preference Claim and (c) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition, the Trustee, on behalf of itself and the Owners, hereby agrees that XLCA shall be subrogated to, and the Trustee, on behalf of itself and the Owners, hereby delegates and assigns, to the fullest extent permitted by law, the rights of the Trustee and the Owners in the conduct of any Insolvency Proceeding, including, without limitation, all rights of any party to an adversary proceeding or action with respect to any court order issued in connection with any such Insolvency Proceeding.
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     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Policy or Indenture.

     IN WITNESS WHEREOF, this notice has been executed this           day of
          ,           .

                                                                    , as Trustee
                                          --------------------------------------

                                          By:
                                            ------------------------------------
                                            Authorized Officer

     Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading Information Concerning Any Fact Material Thereof, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation

             EXHIBIT B TO FINANCIAL GUARANTY INSURANCE POLICY, NO.

                               FORM OF ASSIGNMENT

     Reference is made to the Financial Guaranty Insurance Policy No.
          , dated           (together with the Endorsement attached thereto, the
"Policy"), issued by XL Capital Assurance Inc. ("XLCA") relating to the
          due           issued by           . Unless otherwise defined herein,
capitalized terms used in this Assignment shall have the meanings assigned thereto in the Policy as incorporated by reference therein. In connection with
the Avoided Payment of [$  ] paid by the undersigned (the "Owner") on [     ]
and the payment by XLCA in respect of such Avoided Payment pursuant to the Policy, the Owner hereby irrevocably and unconditionally, without recourse, representation or warranty (except as provided below), sells, assigns, transfers, conveys and delivers all of such Owner's rights, title and interest in and to any rights or claims, whether accrued, contingent or otherwise, which the Owner now has or may hereafter acquire, against any person relating to, arising out of or in connection with such Avoided Payment. The Owner represents and warrants that such claims and rights are free and clear of any lien or encumbrance created or incurred by such Owner.(1)
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                                          --------------------------------------
                                          Owner

---------------

(1) In the event that the terms of this form of assignment are reasonably determined to be insufficient solely as a result of a change of law or applicable rules after the date of the Policy to fully vest all of the Owner's right, title and interest in such rights and claims, the Owner and XLCA shall agree on such other form as is reasonably necessary to effect such assignment, which assignment shall be without recourse, representation or warranty except as provided above.

                                   APPENDIX B

                           FORM OF REDEMPTION REQUEST

                             ALABAMA POWER COMPANY
                  SERIES EE   % SENIOR INSURED QUARTERLY NOTES
                              DUE JANUARY 15, 2036
                            (THE "SERIES EE NOTES")

                             CUSIP NO. 010392 EQ 7

     The undersigned,                (the "Participant"), does hereby certify,
pursuant to the provisions of that certain Senior Note Indenture, dated as of December 1, 1997, as supplemented by the Thirty-First Supplemental Indenture,
dated as of January   , 2006 (the "Indenture") made by and between Alabama Power
Company (the "Company") and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), the Company and the Trustee that:

     1. [Name of deceased Beneficial Owner] is deceased.

     2. [Name of deceased Beneficial Owner] had a $     interest in the above
referenced Series EE Notes.

     3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned,
requesting that $     principal amount of said Series EE Notes be redeemed
pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Series EE Notes to which this Request relates redeemed.

     4. The Participant holds the interest in the Series EE Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

     5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Series EE Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

     IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as
of        ,      .

                                          [PARTICIPANT NAME]

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

PROSPECTUS

                                 $2,300,000,000

                             ALABAMA POWER COMPANY
                              FIRST MORTGAGE BONDS
                            CLASS A PREFERRED STOCK
                       CUMULATIVE, PAR VALUE $1 PER SHARE

                                PREFERENCE STOCK
                         DEPOSITARY PREFERENCE SHARES,
          EACH REPRESENTING A FRACTION OF A SHARE OF PREFERENCE STOCK

                                  SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES

                         ALABAMA POWER CAPITAL TRUST VI
                        ALABAMA POWER CAPITAL TRUST VII
                        ALABAMA POWER CAPITAL TRUST VIII
                           TRUST PREFERRED SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY
                             ALABAMA POWER COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See "Risk Factors" on page 2 for information on certain risks related to the purchase of these securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This Prospectus is dated July 19, 2005

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process under the Securities Act of 1933, as amended (the "1933 Act"). Under the shelf process, Alabama Power Company (the "Company") may sell, in one or more transactions,

     - first mortgage bonds (the "new Bonds")

     - class A preferred stock (the "new Stock")

     - preference stock (the "Preference Stock")

     - depositary preference shares, each representing a fraction of a share of Preference Stock (the "Depositary Shares")

     - senior notes (the "Senior Notes")

     - junior subordinated notes (the "Junior Subordinated Notes")

and Alabama Power Capital Trust VI, Alabama Power Capital Trust VII and Alabama Power Capital Trust VIII (individually, a "Trust" and collectively, the "Trusts") may sell,

     - trust preferred securities (the "Preferred Securities")

in one or more offerings up to a total dollar amount of $2,300,000,000. This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering ("Prospectus Supplement"). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading "Available Information."

                                  RISK FACTORS

     Investing in the Company's securities involves risk. Please see the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, along with the disclosure related to risk factors contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company deems immaterial may also impair its business operations, its financial results and the value of its securities.

                             AVAILABLE INFORMATION

     The Company and the Trusts have filed with the Commission a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments of and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance with the 1934 Act files reports and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549, and at the Commission's Regional Offices at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604, 801 Brickell Avenue, Suite 1800, Miami, Florida 33131 and 233 Broadway, New York, New York 10279. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.

Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Exchange certain of the Company's securities are listed.

     No separate financial statements of any Trust are included in this Prospectus. The Company considers that such statements would not be material to holders of the Preferred Securities because each Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of its Trust Securities (as defined below) in Junior Subordinated Notes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

        (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

        (c) the Company's Current Reports on Form 8-K dated February 21, 2005, March 8, 2005, May 5, 2005 and June 10, 2005.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of the initial filing of the Registration Statement and prior to the effectiveness of the Registration Statement and subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and made a part of this Prospectus from the date of filing of such documents; provided, however, the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO WILLIAM E. ZALES, JR., VICE PRESIDENT AND CORPORATE SECRETARY, ALABAMA POWER COMPANY, 600 NORTH 18TH STREET, BIRMINGHAM, ALABAMA 35291, TELEPHONE: (205) 257-2714.

                             ALABAMA POWER COMPANY

     The Company is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of the predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The predecessor Alabama Power Company had a continuous existence since its incorporation in 1906. The principal executive offices of the Company are located at 600 North 18th Street, Birmingham, Alabama 35291, and the telephone number is (205) 257-1000.

     The Company is a wholly owned subsidiary of The Southern Company, a holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). The Company is engaged, within the State of Alabama, in the generation and purchase of electricity and the distribution and sale of such electricity at retail in over 1,000 communities (including Anniston, Birmingham, Gadsden, Mobile, Montgomery and Tuscaloosa), and at wholesale to 15 municipally owned electric distribution systems, 11 of which are served indirectly through sales to the Alabama Municipal Electric Authority, and two rural distributing cooperative associations. The Company also supplies steam service in downtown Birmingham. The Company owns coal reserves near its Gorgas Steam Electric Generating Plant and uses the output of coal from the reserves in its generating plants. It also sells, and cooperates with dealers in promoting the sale of, electric appliances.

     The Company and one of its affiliates, Georgia Power Company ("GEORGIA"), each own 50% of the common stock of Southern Electric Generating Company ("SEGCO"). SEGCO owns generating units with an aggregate capacity of 1,019,680 kilowatts at the Ernest C. Gaston Steam Plant ("Plant Gaston") on the Coosa River near Wilsonville, Alabama. The Company and GEORGIA are each entitled to one-half of the capacity and energy of these units. The Company acts as SEGCO's agent in the operation of SEGCO's units and furnishes coal to SEGCO as fuel for its units. SEGCO also owns three 230,000 volt transmission lines extending from Plant Gaston to the Georgia state line.

                              SELECTED INFORMATION

     The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference or elsewhere in this Prospectus, is qualified in its entirety by reference to such documents and, therefore, should be read together with those documents.

                             ALABAMA POWER COMPANY

Business.........................    Generation, transmission, distribution and
                                       sale of electric energy

Service Area.....................    Approximately 45,000 square miles
                                       comprising most of the State of Alabama

Customers at December 31, 2004...    1,385,374

Generating Capacity at December
31, 2004 (kilowatts).............    12,215,743

Sources of Generation during 2004
  (kilowatt-hours)...............    Coal (65%), Nuclear (19%), Gas (10%), Hydro
                                       (6%)

                                 CERTAIN RATIOS

     The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

                                                                                             THREE
                                                                                            MONTHS
                                                          YEAR ENDED DECEMBER 31,            ENDED
                                                      --------------------------------     MARCH 31,
                                                      2000   2001   2002   2003   2004      2005(1)
                                                      ----   ----   ----   ----   ----   -------------
Ratio of Earnings to Fixed Charges(2)...............  3.46   3.31   3.98   4.29   4.76       3.15
Ratio of Earnings to Fixed Charges Plus
  Preferred Dividend Requirements
  (Pre-Income Tax Basis)(3).........................  3.18   3.05   3.66   3.83   4.06       2.78

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the three months ended March 31, 2005 do not necessarily indicate operating results for the entire year.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.
(3) In computing this ratio, "Preferred Dividend Requirements" represent the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

                                   THE TRUSTS

     Each Trust is a statutory trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 21, 2002. Each Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee of each Trust. This trust agreement of each Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Trust Agreement"). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Company will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"). The Trust Securities represent undivided beneficial interests in the assets of the respective Trusts. Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of its Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental to these purposes. The payment of periodic cash distributions on the Preferred Securities of each Trust and payments on liquidation and redemption with respect to the Preferred Securities of each Trust, in each case to the extent each Trust has funds legally and immediately available for these purposes, will be guaranteed by the Company (individually, a "Guarantee" and collectively, the "Guarantees"). See "Description of the Guarantees."

     Each Trust's business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two employees of the Company as Administrative Trustees; JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank) as Property Trustee; and Chase Bank USA, National Association as Delaware Trustee (collectively, the "Securities Trustees"). The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

     The principal place of business of each Trust shall be c/o the Company, 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-2714, Attn:
Corporate Secretary.

     Reference is made to the Prospectus Supplement relating to the Preferred Securities of each Trust for further information concerning such Trust.

                       ACCOUNTING TREATMENT OF THE TRUSTS

     For financial reporting purposes, each Trust is a variable interest entity. The Company does not meet the definition of primary beneficiary and, therefore, accounts for its investment in each Trust under the equity method in accordance with Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities." The Junior Subordinated Notes payable to each Trust will be presented as a separate line item in the Company's balance sheet. Interest related to the Junior Subordinated Notes will be reflected as a separate line item on the Company's income statement and appropriate disclosures concerning the Preferred Securities, the Guarantees and the Junior Subordinated Notes will be included in the notes to the Company's financial statements.

                                USE OF PROCEEDS

     Each Trust will invest the proceeds received from the sale of its Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from such investment and any proceeds received from the sale of its new Bonds, new Stock, Preference Stock, Depositary Shares or Senior Notes or other sales of its Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                          DESCRIPTION OF THE NEW BONDS

     Set forth below is a description of the general terms of the Company's new Bonds. The following description does not purport to be complete and is subject to, and is qualified by reference to, the Indenture, dated as of January 1, 1942, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank (as successor to Chemical Bank and Trust Company)), as trustee (the "First Mortgage Bond Trustee"), as to be supplemented by a supplemental indenture (the "Supplemental Indenture") establishing the new Bonds of each series (the Indenture, as so supplemented, is referred to as the "First Mortgage Bond Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of such new Bonds will include those stated in the First Mortgage Bond Indenture and those made a part of the First Mortgage Bond Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the First Mortgage Bond Indenture.

     The new Bonds will mature on the date shown in their title as set forth in the Prospectus Supplement.

     The new Bonds in definitive form will be issued only as registered bonds without coupons in denominations of $1,000 or authorized multiples of $1,000 or in such other denominations as set forth in the Prospectus Supplement. New Bonds will be exchangeable for a like aggregate principal amount of new Bonds of other authorized denominations, and are transferable, at the principal corporate trust office of the First Mortgage Bond Trustee in New York City, or at such other office or agency of the Company as the Company may from time to time designate, without payment of any charge other than for any tax or taxes or other governmental charge.

     Any proposed listing of the new Bonds on a securities exchange will be described in the Prospectus Supplement.

     Except as otherwise may be indicated in the Prospectus Supplement, there are no provisions of the First Mortgage Bond Indenture which are specifically intended to afford holders of the new Bonds protection in the event of a highly leveraged transaction involving the Company.

     Interest Rate Provisions: The Prospectus Supplement will set forth the interest rate provisions of the new Bonds, including payment dates, the record dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic interest rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement).

     Redemption Provisions: The redemption provisions applicable to the new Bonds will be described in the Prospectus Supplement.

     Priority and Security: The new Bonds will rank equally as to security with the bonds of other series presently outstanding under the First Mortgage Bond Indenture, which is a direct first lien on substantially all of the Company's fixed property and franchises, used or useful in its public utility business, subject only to excepted encumbrances, as defined in the First Mortgage Bond Indenture (Section 1.02).

     The First Mortgage Bond Indenture permits, within certain limitations specified in Section 7.05, the acquisition of property subject to prior liens. Under certain conditions specified in Section 7.14, additional indebtedness secured by such prior liens may be issued to the extent of 60% of the cost to the Company or the fair value at date of acquisition, whichever is less, of the net property additions made by the Company to the property subject to such prior lien.

     Replacement Requirement: By Section 4 of the Supplemental Indenture dated as of October 1, 1981, the Company is required to certify to the First Mortgage Bond Trustee unfunded net property additions or to deposit with the First Mortgage Bond Trustee cash or bonds in an amount equal to the amount by which annual expenditures for renewals and replacements are less than 2.25% of the average annual amount of depreciable mortgaged property or such revised percentage as shall be authorized or approved by the Commission, or any successor commission, under the 1935 Act. Any available replacement credit may be carried forward and deposited cash or bonds may be withdrawn, used or applied in accordance with the provisions of such Section 4.

     Any limitation on the right of the Company to redeem new Bonds through the operation of the replacement provisions of the First Mortgage Bond Indenture will be described in the Prospectus Supplement.

     The First Mortgage Bond Indenture (Section 7.16) provides for an examination of the mortgaged property by an independent engineer at least once every five years. The Company covenants to make good any maintenance deficiency shown by the certificate of such engineer and to record retirements as called for by the First Mortgage Bond Indenture.

     Issuance of Additional Bonds: Additional bonds may be issued under the First Mortgage Bond Indenture (a) under Article IV to the extent of 60% of the cost or fair value at date of acquisition, whichever is less, of unfunded net property additions, as defined in the First Mortgage Bond Indenture (Sections
1.08 through 1.11, as amended), or (b) under Article V against the retirement of other bonds outstanding under the First Mortgage Bond Indenture, or (c) under
Article VI against the deposit of cash equal to the principal amount of bonds to be issued. Such additional bonds, however, may be issued, except in certain cases when issued under Article V, only if, for a period of twelve consecutive calendar months within the fifteen preceding calendar months, the net earnings of the Company, as defined in the First Mortgage Bond Indenture (Section 1.03, as amended), shall have been at least twice the interest requirements for one year on all bonds outstanding, including the additional bonds applied for and all outstanding prior lien bonds and other indebtedness of the character described in the First Mortgage Bond Indenture. Such net earnings are computed, in effect, after making certain deductions including (i) all operating expenses other than income and excess profits taxes and (ii) the amount, if any, by which the aggregate charges to expense or income to provide for depreciation are less than 2.25% of the average amount of depreciable mortgaged property. Under this provision, no amount is included in interest requirements on account of $18,700,000 principal amount of first mortgage bonds (out of a total of $132,900,000 principal amount) issued and outstanding as of March 31, 2005, as collateral for certain obligations for which such bonds are pledged as security. No interest is payable on any such bonds unless and until default occurs on such obligations.

     Cash deposited as the basis for the issuance of bonds may be applied to the retirement of bonds or be withdrawn against the deposit of bonds or be withdrawn to the extent of 60% of the cost or fair value, whichever is less, of unfunded net property additions (Article VI).

     Release and Substitution of Property: The First Mortgage Bond Indenture (Article X) provides that, subject to various limitations, property may be released from the lien of the First Mortgage Bond Indenture when sold or exchanged, upon the basis of cash deposited with the First Mortgage Bond Trustee, bonds or purchase money obligations delivered to the First Mortgage Bond Trustee, prior lien bonds delivered to the First Mortgage Bond Trustee or reduced or assumed, property additions acquired in exchange for the property released or unfunded net property additions certified to the First Mortgage Bond Trustee.

     The First Mortgage Bond Indenture (Section 10.05) permits the cash proceeds of released property and other funds to be withdrawn either upon a showing that unfunded net property additions exist or against the deposit of bonds and also permits such proceeds and other funds to be applied to the retirement of bonds.

     Restrictions on Common Stock Dividends: There are various restrictions on Common Stock dividends in the First Mortgage Bond Indenture (which are to remain in effect so long as certain series of bonds are outstanding). Any restrictions on dividends and distributions on Common Stock in the Supplemental Indenture will be set forth in the Prospectus Supplement.

     Amendments to the First Mortgage Bond Indenture: By Section 6(g) of the Supplemental Indenture dated as of October 1, 1981, the First Mortgage Bond Indenture may be modified with the consent of the holders of not less than a majority in principal amount of the bonds at the time outstanding which would be affected by the action proposed to be taken. However, the bondholders shall have no power (i) to extend the fixed maturity of any bonds, or reduce the rate or extend the time of payment of interest on any bonds, or reduce the principal amount of any bonds, without the express consent of the holder of each bond which would be so affected, or (ii) to reduce the percentage of bonds as mentioned above, the holders of which are required to consent to any such modification, without the consent of the holders of all bonds outstanding, or
(iii) to permit the creation by the Company of any mortgage or pledge or lien in the nature of any bonds, not otherwise permitted under the First Mortgage Bond Indenture, ranking prior to or equal with the lien of the First Mortgage Bond Indenture on any of the mortgaged and pledged property, or (iv) to deprive the holder of any bond outstanding under the First Mortgage Bond Indenture of the lien of the First Mortgage Bond Indenture on any of the mortgaged and pledged property. The First Mortgage Bond Trustee shall not be obligated to enter into a supplemental indenture which would affect its own rights, duties or immunities under the First Mortgage Bond Indenture or otherwise.

     Regarding the First Mortgage Bond Trustee: JPMorgan Chase Bank, N.A., the First Mortgage Bond Trustee, also serves as Senior Note Indenture Trustee, as Subordinated Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

     Enforcement Provisions: The First Mortgage Bond Indenture (Section 11.05) provides that, upon the occurrence of certain events of default, the First Mortgage Bond Trustee or the holders of not less than 20% in principal amount of outstanding bonds may declare the principal of all outstanding bonds immediately due and payable, but that, upon the curing of any such default, the holders of a majority in principal amount of outstanding bonds may waive such default and its consequences.

     The holders of a majority in principal amount of outstanding bonds may direct the time, method and place of conducting any proceeding for the enforcement of the First Mortgage Bond Indenture (Sections 11.01 and 11.12). No holder of any bond has any right to institute any proceedings to enforce the First Mortgage Bond Indenture or any remedy under the First Mortgage Bond Indenture, unless such holder shall previously have given to the First Mortgage Bond Trustee written notice of a default, and unless such holder or holders shall have tendered to the First Mortgage Bond Trustee indemnity against costs, expenses and liabilities, and unless the holders of not less than 20% in principal amount of outstanding bonds shall have tendered such indemnity and requested the First Mortgage Bond Trustee to take action and the First Mortgage Bond Trustee shall have failed to take action within 60 days (Section 11.14).

     Defaults: By Section 11.01 of the First Mortgage Bond Indenture, the following events are defined as "defaults": failure to pay principal; failure for 60 days to pay interest; failure for 90 days to pay any sinking or other purchase fund installment; certain events in bankruptcy, insolvency or reorganization; and failure for 90 days after notice to perform other covenants. By Section 9.03 of the First Mortgage Bond Indenture, a failure by the Company to deposit or direct the application of money for the redemption of bonds called for redemption also constitutes a default.

     Evidence as to Compliance with Conditions and Covenants: The First Mortgage Bond Indenture requires the Company to furnish to the First Mortgage Bond Trustee, among other things, a certificate of officers and an opinion of counsel as evidence of compliance with conditions precedent provided for in the First Mortgage Bond Indenture; a certificate of an engineer (who, in certain instances, must be an independent engineer) with respect to the fair value of property certified or released; and a certificate of an accountant (who, in certain instances, must be an independent public accountant) as to compliance with the earnings and replacement requirements. Various certificates and other documents are required to be filed periodically or upon the happening of certain events; however, no general periodic evidence is required by the First Mortgage Bond Indenture to be furnished as to the absence of default or as to compliance with the terms of the First Mortgage Bond Indenture in general.

                          DESCRIPTION OF THE NEW STOCK

     Set forth below is a description of the general terms of the new Stock. The statements in this Prospectus concerning the new Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the cited provisions of the charter of the Company, as amended (the "charter"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to the preferred stock of the Company of all classes, which are now or may at a later time be authorized or created, are set forth in the charter.

     General: The new Stock is to be established by resolutions of the Board of Directors of the Company (the "Resolutions"), a copy of which is an exhibit to the Registration Statement (or incorporated by reference). The Resolutions shall include a provision fixing the stated capital of the new Stock.

     At March 31, 2005, there were outstanding 12,000,000 shares of Class A Preferred Stock with a stated capital of $25 per share and 1,250 shares of Flexible Money Market Class A Preferred Stock with a stated capital of $100,000 per share. Additionally, at March 31, 2005, the Company had outstanding 475,115 shares of Preferred Stock which have a par value of $100 per share. The Class A Preferred Stock ranks on a parity as to dividends and assets with the outstanding Preferred Stock and has the same general rights and preferences as the outstanding Preferred Stock. On all matters submitted to a vote of the holders of the Preferred Stock and the Class A Preferred Stock (other than a change in the rights and preferences of only one, but not the other, such kind of stock), both kinds of stock vote together as a single class, and each share of Preferred Stock and Class A Preferred Stock shall have the relative voting rights described in "Voting Rights" in this Prospectus.

     The new Stock will not be subject to further calls or to assessment by the Company.

     Any proposed listing of the new Stock on a securities exchange will be described in the Prospectus Supplement.

     Transfer Agent and Registrar: Unless otherwise indicated in the applicable Prospectus Supplement, the new Stock will be transferable at the office of Southern Company Services, Inc., 270 Peachtree Street, N.W., Atlanta, Georgia 30303, which will also serve as the Registrar.

     Dividend Rights: The holders of the Preferred Stock and Class A Preferred Stock of each class are entitled to receive cumulative dividends, payable when and as declared by the Board of Directors, at the rates determined for the respective classes, before any dividends may be declared or paid on the Preference Stock or the Common Stock. Dividends on the Preferred Stock and Class A Preferred Stock must have been or be contemporaneously declared and set apart for payment, or paid, on the Preferred Stock and Class A Preferred Stock of all classes for all dividend periods terminating on the same or an earlier date (Charter -- A. Preferred Stock -- 2. General Provisions -- a and b).

     The Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement). Dividends payable on the new Stock will be cumulative from the date of original issue.

     Redemption Provisions: The redemption provisions applicable to the new Stock will be described in the Prospectus Supplement.

     The charter provides that the Company shall not redeem, purchase or otherwise acquire any shares of Preferred Stock or Class A Preferred Stock if, at the time of such redemption, purchase or other acquisition, dividends payable on the Preferred Stock or Class A Preferred Stock of any class shall be in default in whole or in part unless, prior to or concurrently with such redemption, purchase or other acquisition, all such defaults shall be cured or unless such action has been ordered, approved or permitted under the 1935 Act by the Commission or any successor commission or regulatory authority of the United States of America (Charter -- A. Preferred Stock -- 2. General Provisions -- d).

     Voting Rights: The voting rights applicable to the Preferred Stock and Class A Preferred Stock will be described in the Prospectus Supplement.

     Liquidation Rights: Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and Class A Preferred Stock of each class, without preference between classes, will be entitled to receive the amounts specified to be payable on the shares of such class (which, in the case of the new Stock, is an amount equal to the stated capital per share on involuntary liquidation, or an amount equal to the then current regular redemption price per share on voluntary liquidation, plus accrued dividends in each case) before any distribution of assets may be made to the holders of the Preference Stock or the Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and Class A Preferred Stock, are to be distributed pro rata to the payment, first, of the amount per share payable in the event of involuntary liquidation, second, of accrued dividends, and third, of any premium (Charter -- A. Preferred Stock -- 2. General Provisions -- c.).

     Sinking Fund: The terms and conditions of a sinking fund or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the Prospectus Supplement.

     Other Rights: The holders of the new Stock do not have any preemptive or conversion rights unless otherwise indicated in the Prospectus Supplement.

                      DESCRIPTION OF THE PREFERENCE STOCK

     Preference Stock is a proposed new class of capital stock of the Company that will rank junior to the Preferred Stock and Class A Preferred Stock and senior to the Common Stock. An amendment to the Company's charter establishing the Preference Stock is required to be submitted for adoption by the shareholders of the Company, and, if adopted, the Company will be authorized to issue Preference Stock. The Board of Directors will determine the specific terms, rights, preferences, limitations and restrictions of each series of Preference Stock and such provisions will be included in a subsequent amendment to the Company's charter for each series. The Prospectus Supplement for a series of Preference Stock will describe the terms, rights, preferences, limitations and restrictions of the Preference Stock offered by that Prospectus Supplement. A copy of such amendments to the Company's charter will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The terms, rights, preferences, limitations and restrictions of the Preference Stock to be determined and set forth in the applicable Prospectus Supplement include the following: (i) the total number of shares of Preference Stock authorized to be issued, (ii) the designation of the series; (iii) the total number of shares of a series being offered; (iv) the general or special voting rights of such shares, if any; (v) the price or prices at which shares will be offered and sold; (vi) the dividend rate, period and payment date or method of calculation applicable to the Preference Stock; (vii) the date from which dividends on the Preference Stock accumulate, if applicable; (viii) the mandatory or optional sinking fund, purchase fund or similar provisions, if any;
(ix) the dates, prices and other terms of any optional or mandatory redemption;
(x) the relative ranking and preferences of the Preference Stock as to dividend rights and rights upon liquidation (whether voluntary or involuntary), dissolution or winding up of the Company's affairs; (xi) the procedures for auction and remarketing, if any, of the shares; (xi) any listing of the shares on a securities exchange; and (xii) any other specific terms, preferences, rights, limitations or restrictions.

                      DESCRIPTION OF THE DEPOSITARY SHARES

     Set forth below is a description of the general terms of the Depositary Shares. The statements in this Prospectus concerning the Depositary Shares and the Deposit Agreement (as defined below) are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the Deposit Agreement (which contains the form of Depositary Receipt (as defined below)), a form of which is an exhibit to the Registration Statement of which this Prospectus forms a part or incorporated by reference to the Registration Statement.

     General: The Company may, at its option, elect to offer Depositary Shares. Each Depositary Share will represent a fraction of a share of Preference Stock as described in the Prospectus Supplement. The shares of Preference Stock represented by the Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary named in the Deposit Agreement (the "Depositary") and all holders from time to time of the depositary receipts (the "Depositary Receipts") issued under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preference Stock (including dividend, voting and liquidation rights) and subject, proportionately, to all of the limitations of the Preference Stock contained in the charter summarized under "Description of the Preference Stock" in this Prospectus. The Depositary Shares are evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

     Any proposed listing of the Depositary Shares on a securities exchange will be described in the Prospectus Supplement.

     Issuance of Depositary Receipts: Immediately following the issuance of the Preference Stock, the Company will deposit the Preference Stock with the Depositary, which will then execute and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the underwriters or purchasers. Depositary Receipts will be issued evidencing only whole Depositary Shares.

     Withdrawal of Preference Stock: Upon surrender of Depositary Receipts at the corporate trust office of the Depositary, the owner of the Depositary Shares evidenced by such Depositary Receipts is entitled to delivery at such office of certificates evidencing the number of shares of Preference Stock (but only in whole shares of Preference Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preference Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the Preference Stock, except as represented by the Depositary Shares.

     Redemption of Depositary Shares: The Depositary Shares will be redeemed, upon not less than 15 nor more than 60 days' notice, using the cash proceeds received by the Depositary resulting from the redemption, in whole or in part, at the Company's option, but subject to the applicable terms and conditions, of shares of Preference Stock held by the Depositary. The redemption price per Depositary Share will be equal to the fraction of the redemption price per share applicable to the Preference Stock. Whenever the Company redeems shares of the Preference Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preference Stock so redeemed. If less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be) or by lot or by such other equitable method as the Depositary may determine.

     Dividends and Other Distributions: The Depositary will distribute all cash dividends or other cash distributions received in respect of Preference Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such property, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.

     Record Date: Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preference Stock or (ii) the Depositary shall receive notice of any meeting at which holders of Preference Stock are entitled to vote or of which holders of Preference Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the record date fixed by the Company with respect to the Preference Stock) for the determination of the holders of Depositary Receipts who shall be entitled to (y) receive such dividend, distribution, rights, preferences or privileges or the net proceeds of such sale or (z) give instructions for the exercise of voting rights at such meeting or receive notice of such meeting.

     Voting Preference Stock: Upon receipt of notice of any meeting at which the holders of Preference Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. The record holders of Depositary Receipts on the record date (which will be the same date as the record date for the Preference Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preference Stock represented by their respective Depositary Receipts. The Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Preference Stock represented by such Depositary Receipts in accordance with such instructions, and the Company has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preference Stock to the extent it does not receive specific instructions from the holders of the Depositary Receipts.

     Amendment and Termination of Deposit Agreement: The form of the Depositary Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended or modified in any respect by agreement between the Company and the Depositary. Any amendment which imposes any fees or charges (other than taxes, fees and charges provided for in the Deposit Agreement) on the holders of Depositary Receipts, or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not become effective as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Depositary Receipts. Every holder of an outstanding Depositary Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of the holder of any Depositary Receipt, subject to the conditions of the Deposit Agreement, to surrender such Depositary Receipt and receive the Preference Stock represented by such Depositary Receipt, except in order to comply with mandatory provisions of applicable law.

     Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders of Depositary Receipts and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to collect dividends and other distributions pertaining to the Preference Stock and deliver Preference Stock together with such dividends and distributions and the net proceeds of any sale of any rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the Preference Stock then held by it at public or private sale at such place or places and upon such terms as its deems proper and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it, without liability for interest, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. Any such moneys unclaimed by the holders of Depositary Receipts more than two years from the date of termination of the Deposit Agreement will, upon request of the Company, be paid to it, and after such payment, the holders of Depositary Receipts entitled to the funds so paid to the Company shall look only to the Company for payment without interest. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary.

     Charges of Depositary: The Company will pay all charges of the Depositary including charges for the initial deposit of the Preference Stock and delivery of Depositary Receipts and withdrawals of Preference Stock by the holders of Depositary Receipts, except for taxes (including transfer taxes, if any) and such charges as are expressly provided in the Deposit Agreement to be at the expense of the persons depositing Preference Stock or holders of Depositary Receipts.

     Miscellaneous: The Depositary will make available for inspection by holders of Depositary Receipts at its corporate trust office any reports and communications received from the Company which are made generally available to the holders of Preference Stock by the Company.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary and the Company under the Deposit Agreement are limited to performance in good faith of their duties under the Deposit Agreement, and they are not obligated to prosecute or defend any legal proceeding in respect of the Preference Stock, the Depositary Receipts or the Depositary Shares unless satisfactory indemnity is furnished. The Depositary and the Company may rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Depositary may at any time resign or be removed by the Company, effective upon the acceptance by its successor of its appointment.

                        DESCRIPTION OF THE SENIOR NOTES

     Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of December 1, 1997, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the "Senior Note Indenture Trustee"), as to be supplemented by a supplemental indenture establishing the Senior Notes of each series (the Senior Note Indenture, as supplemented, is referred to as the "Senior Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the Senior Note Indenture.

GENERAL

     The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $286,000,000 outstanding at March 31, 2005. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

     The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Senior Notes of such series:

          (a) failure for 10 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

          (b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

          (c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

          (d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

          (e) certain events of bankruptcy, insolvency or reorganization of the Company.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

REGISTRATION AND TRANSFER

     The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes from that time forward will look only to the Company for payment of such principal and interest.

MODIFICATION

     The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

     In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of senior notes.

CONSOLIDATION, MERGER AND SALE

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

INFORMATION CONCERNING THE SENIOR NOTE INDENTURE TRUSTEE

     The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), the Senior Note Indenture Trustee, also serves as First Mortgage Bond Trustee, as Subordinated Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of January 1, 1997, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the "Subordinated Note Indenture Trustee"), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the "Subordinated Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the Subordinated Note Indenture.

GENERAL

     The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable;
(vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of the Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global

Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes. The terms of each series of Junior Subordinated Notes issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the Prospectus Supplement relating to such Preferred Securities.

     The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

     The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 2005, Senior Indebtedness of the Company aggregated approximately $4,335,000,000.

ADDITIONAL INTEREST

     "Additional Interest" is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is a Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments, or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

CERTAIN COVENANTS

     The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time the Company shall be in default with respect to its payment or other obligations under the Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (ii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

     The Subordinated Note Indenture further provides that, for so long as the Trust Securities of any Trust remain outstanding, the Company covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Trust; provided, however, that any permitted successor of the Company under the Subordinated Note Indenture may succeed to the Company's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause such Trust
(a) to remain a statutory trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the related Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

EVENTS OF DEFAULT

     The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes of such series:

          (a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated
     Note Indenture) on such unpaid interest, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

          (b) failure for 10 days to pay Additional Interest (as defined in clause (i) of the definition of Additional Interest in the Subordinated
     Note Indenture); or

          (c) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

          (d) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

          (e) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

          (f) certain events of bankruptcy, insolvency or reorganization of the Company.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

     A holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

REGISTRATION AND TRANSFER

     The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated

Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.

MODIFICATION

     The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

     In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.

CONSOLIDATION, MERGER AND SALE

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

INFORMATION CONCERNING THE SUBORDINATED NOTE INDENTURE TRUSTEE

     The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), the Subordinated Note Indenture Trustee, also serves as First Mortgage Bond Trustee, as Senior Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating to such Trust. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Trust; (iii) the distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable; (iv) whether distributions on such Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on such Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (viii) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law. All Preferred Securities offered by this Prospectus will be guaranteed by the Company to the extent set forth under "Description of the Guarantees." Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating to the Preferred Securities.

                         DESCRIPTION OF THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Guarantee will be qualified as an indenture under the 1939 Act. JPMorgan Chase Bank, N.A. will act as indenture trustee under each Guarantee (the "Guarantee Trustee") for purposes of the 1939 Act. The terms of the respective Guarantees will be those set forth in such Guarantee and those made part of such Guarantee by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities to which it relates.

GENERAL

     Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth in the Guarantee, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined below), to the extent not paid by, or on behalf of, the related Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Guarantee related to the Preferred Securities (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds legally and immediately available for these distributions, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such Trust has funds legally and immediately available to pay such Redemption Price, and (iii) upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds legally and immediately available for such purpose, and (b) the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust (the "Guarantee Payments"). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

     Each Guarantee will be a guarantee of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. IF THE COMPANY DOES NOT MAKE INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE UNDER ANY TRUST, SUCH TRUST WILL NOT MAKE DISTRIBUTIONS ON ITS PREFERRED SECURITIES.

SUBORDINATION

     The Company's obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank
(i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made equal to or subordinate by their terms, (ii) equal to the most senior preferred or preference stock now issued by the Company or issued at a later date by the Company and with any guarantee now entered into by the Company or entered into at a later date by the Company in respect of any preferred or preference securities of any affiliate of the Company, and (iii) senior to all common stock of the Company. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance of Preferred Securities agrees to the subordination provisions and other terms of the Guarantee related to the Preferred Securities. The Company has outstanding preferred stock that ranks equal to the Guarantees and common stock that ranks junior to the Guarantees.

     Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

TERMINATION

     Each Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Guarantee.

EVENTS OF DEFAULT

     An event of default under each Guarantee will occur upon the failure by the Company to perform any of its payment obligations under such Guarantee. The holders of a majority in liquidation amount of the Preferred Securities to which any Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Guarantee and after the curing or waiving of all events of default with respect to such Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred by the Guarantee Trustee.

     JPMorgan Chase Bank, N.A., the Guarantee Trustee, also serves as Property Trustee, as First Mortgage Bond Trustee, as Senior Note Indenture Trustee and as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     Each Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under each Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                THE JUNIOR SUBORDINATED NOTES AND THE GUARANTEES

     As long as payments of interest and other payments are made when due on each series of Junior Subordinated Notes issued to a Trust, such payments will be sufficient to cover distributions and payments due on the related Trust Securities of such Trust primarily because (i) the aggregate principal amount of each series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on each series of Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all costs and expenses of each Trust pursuant to the Agreements as to Expenses and Liabilities; and (iv) each Trust Agreement provides that the Securities Trustees under each Trust Agreement shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds for such purpose are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds for such purpose are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under "Description of the Guarantees." If the Company does not make interest payments on any series of Junior Subordinated Notes, it is not expected that the related Trust will have sufficient funds to pay distributions on its Preferred Securities. Each Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds legally and immediately available for the payment of such distributions.

     If the Company fails to make interest or other payments on any series of Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism whereby the holders of the related Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes of such series, including proceeding directly against the Company to enforce such Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under any series of Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of related Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under such series of Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     If the Company fails to make payments under any Guarantee, such Guarantee provides a mechanism that allows the holders of the Preferred Securities to which such Guarantee relates to direct the Guarantee Trustee to enforce its rights under such Guarantee. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

     Each Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the related series of Preferred Securities.

     Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless Junior Subordinated Notes of the related series are distributed in connection with such action, the holders of Preferred Securities of such Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the related series of Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any shareholders of the Company receive payments or distributions. Because the Company is guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the related Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes of the related series relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default of Senior Indebtedness has been cured or waived. Failure to make required payments on the Junior Subordinated Notes of any series would constitute an Event of Default under the Subordinated Note Indenture with respect to the Junior Subordinated Notes of such series except that failure to make interest payments on the Junior Subordinated Notes of such series will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes and the Junior Subordinated Notes and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time:
(i) to underwriters for resale to the public or to institutional investors;

(ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Company or the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

     If underwriters participate in the sale, such new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

     Underwriters and agents may be entitled under agreements entered into with the Company and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Each series of new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trusts. The validity of the new Bonds, new Stock, Preference Stock, Depositary Shares, Senior Notes, Junior Subordinated Notes, Guarantees and certain matters relating to such securities will be passed upon on behalf of the Company by Balch & Bingham LLP, Birmingham, Alabama, and by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. From time to time Dewey Ballantine LLP acts as counsel to affiliates of the Company for some matters.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated by reference in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $100,000,000

                              (ALABAMA POWER LOGO)

        SERIES EE       % SENIOR INSURED QUARTERLY NOTES (IQ NOTES(SM))
                              DUE JANUARY 15, 2036

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                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                               (EDWARDJONES LOGO)

                               JANUARY    , 2006
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